UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14C INFORMATION

CURRENT REPORT

PURSUANT TO SECTION 14 (C)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report January 29, 2009

Nexia Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

33-221280 (SEC File Number)	84-1062062 (IRS Employer Identification Number)

c/o, Richard Surber, President
59 West 100 South, Second Floor
Salt Lake City, Utah 84101
(Address of principal executive offices)

  (801) 575-8073
(Registrant's telephone number, including area code)

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 AND
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Nexia Holdings, Inc.
59 West 100 South, Second Floor
 Salt Lake City, Utah 84101
(801) 575-8073

To the Stockholders of Nexia Holdings, Inc.:

This Information Statement is furnished to the stockholders of Nexia Holdings, Inc., a Nevada corporation (Nexia), in connection with the following corporate action in connection with resolutions of the Board of Directors and the written consent of holders of in excess of 50% of the voting rights of Nexia providing for shareholder authorization to the board of directors of the corporation to move the domicile of the Corporation in the State of Utah from the State of Nevada.

Nexia is not asking you for a proxy and you are requested to not send a proxy.

Only stockholders of record at the close of business on January 6, 2009 shall be given a copy of the Information Statement.

By Order of the Board of Directors

    /s/                                                    .
Richard Surber, President

This information statement is being furnished to all holders of the common stock of Nexia in connection with the Proposed Action by Written Consent to authorize the board of directors to carry out the process to move the domicile of the Corporation from the State of Nevada to the State of Utah.

ITEM 1.

INFORMATION STATEMENT

This information statement is being furnished to all holders of the common stock of Nexia Holdings, Inc., a Nevada Company ("Nexia"), in connection with resolutions of the Board of Directors and the written consent of the holders of in excess of 50% of the voting rights of the shareholders of Nexia.  The board of directors, as approved by the written consent of the holders of in excess of 53% of the voting rights of the shareholders of Nexia, provides public notice of the approval and authorization to carry out the process of moving the domicile of Nexia from Nevada to the State of Utah.

The Board of Directors, and persons owning a majority of the outstanding voting securities of Nexia, have unanimously adopted, ratified and approved the proposed actions by the Nexia board of directors.  No other votes are required or necessary.  See the caption "Vote Required for Approval" below.  The new Utah corporation will have total authorized preferred stock as currently authorized by the Nevada corporation, with the same rights and designations as currently exists and the total number of authorized common stock shall be increased to a total of 100 billion shares of common stock with a stated par value of $ 0.0001 per share.  Any actions adopted by the board of directors will become effective upon final approval by the board and the filing of required notices with the Nevada Secretary of State’s office and the Department of Commerce in the State of Utah.

The Form 10-Q for quarterly period ended September 30, 2008 and the form 10-KSB for the year ended December 31, 2007, and any reports on Form 8-K filed by Nexia during the past year with the Securities and Exchange Commission may be viewed on the Securities and Exchange Commissions web site at www.sec.gov in the Edgar Archives.  Nexia is presently current in the filing of all reports required to be filed by it.  See the caption Additional Information, below.

GRANT AUTHORITY TO THE BOARD OF DIRECTORS TO MOVE THE CORPORATIONS’ STATE OF REGISTRY FROM NEVADA TO UTAH AND INCREASE THE AUTHORIZED NUMBER OF COMMON SHARES TO 100 BILLION.

Nexia’s board had determined that it would be in the Company’s best interest in the near future to move the domicile and state of registry of the Company from Nevada to Utah and increase the number of authorized shares of common stock to 100 billion and has received the consent of holders of a majority of the voting rights of the Company’ securities to authorize the board to conduct such a move, with the timing and process to be made at the Board’s discretion.

The board believes that such a move would provide for greater ease in administration with the offices of the Company located in the State of Utah and also that the expenses of maintaining the Company are expected to be significantly less in Utah than they are presently in Nevada.

Reasons for the move:

The primary purposes of the move are to accomplish the following:

a)  Decrease the maintenance costs of the Company, including fess and registration charges imposed by the State of Nevada, maintenance of a registered agent, and
b)  Reduce the time and expense of maintaining the Company’s corporate records in Nevada while the corporate offices are located in Salt Lake City, Utah.

For the above reasons, the board believes that the move is in the best interest of the Company and its shareholders.  There can be no assurance, however, that the move will have the desired benefits over the future as changes in Utah fees and charges may alter any perceived savings or economies.

Nexia currently has shares of its Series A and Series C Preferred shares issued that may be converted into shares of common stock.  In the event that a significant number of preferred shareholders wish to convert their preferred shares into shares of common stock, based upon the current market price of Nexia's common of $.0001 to $.0002, the current available authorized but unissued shares of common stock are insufficient to satisfy the potential conversions of preferred shares. The increase in the number of authorized shares would alleviate that situation.

The Company has previously filed a Registration Statement that was intended to register sufficient shares of common stock to satisfy a draw down on an available equity line of credit of up to $10M under a contractual agreement.  To obtain that funding the Company will need to either prepare and file an amendment to its prior submission of an SB-2 Registration before February 15, 2009 or after abandonment of the prior filings prepare a new S-1 Registration Statement for submission to the Securities and Exchange Commission.

Nexia’s only other option to increasing the authorized number of shares would be to effect a recapitalization of its shares of common stock under a reverse split.  The company has effected three such splits in the past only to have the market price of its shares decline to the same levels at which it trades today.

Consequently, the board of directors feels it is in the best interest of the Company and its shareholders to increase its authorized shares of common stock to a level that may satisfy potential preferred share conversions and allow the Company to use the equity line of credit for up to $10M through a Registration Statement and other permissible issuances under applicable exemptions to finance Nexia's continued operations.

Process to Redomicile.

The move will be effected by filing an amendment to the Company’s Articles of Incorporation with the Nevada Secretary of State’s office and will become effective upon such filing and final approval of the board of directors of the Company.  The actual timing of any such filing will be made by the board of directors based upon its evaluation as to when the filing will be most advantageous to the Company and its shareholders.

Nexia is currently authorized to issue 5,500,000,000 shares of its common stock of which 1,588,089,532 shares are currently issued and outstanding, 10,000,000 shares of Series B Preferred Stock, which have a 1 for 500 voting right or a total of 5,000,000,000 votes in any shareholder action and 225,000 shares of Series A Preferred Stock, which have a 1 for 100 voting right or 22,500,000 votes in any shareholder action, as of January 2, 2007.  Currently, shareholders holding votes equal to not less than 5,022,500,000 of the voting rights have consented in writing to the proposal, this constitutes approval of not less than 50% of the voting rights entitled to vote in any shareholder action.  The stated voting rights of the preferred shares outlined above will constitute a majority of all votes on any matter presented to the shareholders.

The effect of the move upon existing shareholders of the common stock are expected to be minimal, the change in state law governing the Company and the rights of shareholders are not expected to change in any significant fashion.

If acted upon by the Company’s board of directors, the consent by the majority of the common stock voting rights reported herein would result in approval of the move from Nevada to Utah.  The rights and privileges of the holders of shares of common stock will be substantially unaffected by the move.  All issued and outstanding options, warrants, and convertible securities would be appropriately adjusted for the move and all shares outstanding on the effective date of the move would convert into shares of the new Utah corporation with the same rights, options, voting powers and entitlements as previously held through the Nevada corporation.  All shares, options, warrants or convertible securities that the Company has agreed to issue (or agrees to issue prior to the effective date of the move) also will be appropriately adjusted to reflect the new Utah corporation.

After the move is authorized and completed administratively there will not be a requirement that shareholders obtain new or replacement share certificates.  Each holder of record of shares of the Company’s common stock that is outstanding on the effective date of the move may contact the Company’s transfer agent to exchange the old Nevada certificates for new Utah certificates representing the number of shares of common shares into which the existing shares have been converted as a result of the move.

EXISTING CERTIFICATES SHOULD NOT BE SENT TO THE COMPANY OR THE TRANSFER AGENT BEFORE THE EFFECTIVE DATE OF THE FILING OF THE PROPOSED MOVE.

Until the shareholder forwards a completed letter of transmittal, together with certificates representing such shareholder’s shares of Nevada common stock to the transfer agent and receives in return a new certificate representing shares of Utah common stock, such shareholder’s existing common stock shall be deemed equal to the number of shares of Utah common shares to which such shareholder is entitled as a result of the move.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes certain material federal income tax considerations relating to the proposed reverse stock split.  This discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date hereof.  Any of these authorities could be repealed, overruled, or modified at any time.  Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

This discussion may not address federal income tax consequences that may be relevant to particular shareholders in light of their personal circumstances or to shareholders who may be subject to special treatment under the federal income tax laws.  This discussion also does not address any tax consequences under state, local or foreign laws.

SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCE OF THE REVERSE STOCK SPLIT FOR THEM, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

The move is intended to be a tax-free recapitalization to the Company and its shareholders.  Shareholders will not recognize any gain or loss for federal income tax purposes as a result of the move.  The holding period for shares of common stock after the move will include the holding period of shares of common stock before the move, provided, that such shares of common stock are held as a capital asset at the effective date of the amendment.  The adjusted basis of the shares of common stock after the move will be the same as the adjusted basis of the shares of common stock before the move.

QUESTIONS AND ANSWERS REGARDING THE PROPOSAL AUTHORIZING THE BOARD TO CONDUCT THE PROPOSED MOVE.

Q.     WHY HAS THE PROPOSAL BEEN MADE TO AUTHORIZE THE MOVE FROM NEVADA TO UTAH?

A.  Our Board of Directors believes that the proposed move to domicile the corporation in Utah would enable Nexia to more easily and with less expense handle the administrative burden of being a corporation.  Utah state offices for the recording of corporate records are less then 1 mile from current corporate offices.

Q.  WHAT IS THE BASIS FOR SEEKING TO INCREASE THE AUTHORIZED NUMBER OF COMMON SHARES FROM 5 BILLION TO 100 BILLION?

A.  The Board has determined that if the current number of preferred shares presently issued were to be converted at current market prices there would not be sufficient common shares authorized to meet the conversions requested and the Board is seeking to register sufficient common stock to utilize a $10 million equity line of credit available to the Company, additional authorized shares of common stock would be needed to obtain that financing.

Q.     WHY IS APPROVAL SOUGHT FOR THE PROPOSED MOVE FROM NEVADA TO UTAH?

A.     The Board seeks approval of the move.  It is the expectation of the Board that such a move would provide for easier maintenance of the corporate records, save time and expenses related to the corporate governance of the corporation being moved to the same state where the corporate offices are currently located.

Q.     HAS THE BOARD OF DIRECTORS APPROVED THE PROPOSALS TO CONDUCT THE PROPOSED MOVE AND INCREASE THE NUMBER OF AUTHROIZED SHARES OF THE COMMON STOCK?

A.     All members of the Board of Directors have approved the proposed move and the increase in the number of authorized shares common stock as is in the best interest of Nexia and the best interest of the current shareholders of Nexia.

Q.  WILL THE PROPOSED MOVE RESULT IN ANY TAX LIABILITY TO ME?

A.  The proposed move is intended to be tax free for federal income tax purposes.

Q.  WHAT VOTE OF THE SHAREHOLDERS WILL RESULT IN THE PROPOSAL BEING PASSED?

A.  To approve the proposal, the affirmative vote of a majority of the voting rights of the common stock and other shares holding voting rights is required.  Consents in favor of the proposal have already been received from shareholders holding a majority of the voting securities of Nexia

Q.  WHO IS PAYING FOR THIS INFORMATION STATEMENT?

A.  The Company will pay for the delivery of this information statement.

Q.  WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS?

A: Richard Surber, President of Nexia, 59 West 100 South, Second Floor, Salt Lake City, Utah 84101, telephone:  (801) 575-8073.

VOTE REQUIRED FOR APPROVAL

Section 78.385 of the Nevada Revised Statutes provides an outline of the scope of the amendments of the Articles of Incorporation allowed a Nevada Corporation. This includes the amendment discussed herein.  The procedure and requirements to effect an amendment to the Articles of Incorporation of a Nevada corporation are set forth in Section 78.390.  Section 78.390 provides that proposed amendments must first be adopted by the Board of Directors and then submitted to shareholders for their consideration and must be approved by a majority of the outstanding voting securities.

The Board of Directors of Nexia have adopted, ratified and approved the proposal to authorize the move to Utah for the registration of the Company and to submit the proposed change of domicile to the shareholders for their approval.  The securities that are entitled to vote consist of issued and outstanding shares of Nexia’s $0.0001 par value common and preferred voting stock outstanding on January 6, 2009, the record date for determining shareholders who are entitled to notice of and to vote on the proposed change of domicile Nexia.

DISSENTER'S RIGHTS OF APPRAISAL

The Nevada Revised Statutes (the Nevada Law) do not provide for dissenter's rights in connection with the proposed restatement of the Articles of Incorporation.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Board of Directors fixed the close of business on January 6, 2009 as the record date for the determination of the common shareholders entitled to notice of the action by written consent.

As of January 6, 2009, Nexia had issued and outstanding 1,813,089,532 shares of $0.0001 par value common stock, 125,000 shares of Series A Preferred Stock, which have a 1 for 100 voting right or a total of 12,500,000 votes in any shareholder action and 10,000,000 shares of Series B Preferred Stock, which have a 1 for 500 voting right or a total of 5,000,000,000 votes in any shareholder action.  Shareholders holding a controlling interest equaling not less than fifty percent (50%) of voting rights of the securities of Nexia, as of the record date have consented to the action required to carry out a proposed reverse stock split of the common stock.

Nexia has 10,000,000 shares of its Series B Preferred Stock issued and outstanding, each share of which holds 500 votes in any shareholder vote, Richard Surber, the Shareholder of those preferred shares has consented to the actions proposed herein.  Mr. Surber holds 220,000 shares of Series A Preferred Stock, each share of which holds 100 votes in any shareholder vote and controls 543,612,002 common shares, either directly or indirectly.  For all of these shares Mr. Surber has consented to the proposed actions.  These consents are sufficient, without any further action, to provide the necessary stockholder approval of the action.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND FIVE PERCENT STOCKHOLDERS

The following table sets forth certain information concerning the ownership of the Company's common stock as of January 6, 2009, with respect to: (i) each person known to the Company to be the beneficial owner of more than five percent of the Company's common stock; (ii) all directors; and (iii) directors and executive officers of the Company as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided below. As of January 6, 2009, there were 1,813,089,532 shares of common stock issued and outstanding.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT & NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Preferred Series "B" Stock ($0.001 par value)	Richard Surber, President & Director 59 West 100 South, Second Floor Salt Lake City, Utah 84101	10,000,000 (2)	100%
Preferred Series “A” Stock ($0.001 par value)	Richard Surber, President & Director 59 West 100 South, Second Floor Salt Lake City, Utah 84101	145,000(3)	96.67%
Common Stock ($0.0001 par value)	Richard Surber, President & Director 59 West 100 South, Second Floor Salt Lake City, Utah 84101	543,612,000(1)	29.98%
Common Stock ($0.0001 par value)	Adrienne Bernstein, Director 59 West 100 South, Second Floor Salt Lake City, Utah 84101	10,000	>0.01%
Common Stock ($0.0001) par value	Directors and Executive Officers as a Group	543,622,000	29.98%

(1)
Richard Surber may be deemed a beneficial owner of shares of the Company's common stock by virtue of his position as an officer and director of Diversified Holdings X, Inc. (38,602,000 shares). Mr. Surber personally owns 505,010,000 shares of common stock.

(2)
Series "B" preferred stock has voting rights of 500 to 1 of the common stock, these shares give Mr. Surber 5,000,000,000 votes in any shareholder vote and his personal vote of these shares may not always be exercised in the best interest of the balance of the common stock shareholders.

(3)
Series “A” preferred stock has voting rights of 100 to 1 of the common stock, these shares give Mr. Surber 14,500,000 votes in any shareholder votes and his personal vote of these shares may not always be exercised in the best interest of the balance of the common stock shareholders.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed move or in any action covered by the related resolutions adopted by the Board of Directors, which is not shared by all other stockholders.

ADDITIONAL INFORMATION

Additional information concerning Nexia Holdings, Inc. including its Form 10-K annual report for the year ended December 31, 2007 and quarterly reports on Form 10-Q for the past quarters ended September 30, 2008, June 30, 2008 and March 31, 2008, any reports on Form 8-K or other forms which have been filed with the Securities and Exchange Commission are incorporated herein by reference.  All of these forms may be accessed through the EDGAR archives, at www.sec.gov.

Dated: January 29, 2009

By Order of the Board of Directors

        /s/                                                          .
Richard Surber, President and Director

Exhibit “A”

UNANIMOUS WRITTEN CONSENT TO ACTION WITHOUT A MEETING
RESOLUTION OF THE BOARD OF DIRECTORS
OF
NEXIA HOLDINGS, INC.
(A Nevada corporation)

The undersigned, constituting the members of the Board of Directors (the “Board”) of Nexia Holdings, Inc., a Nevada corporation (the “Corporation”), hereby adopt the following resolution this 6th day of January, 2009.

WHEREAS, the Board believes it is in the best interest of the Corporation to obtain shareholder consent to conduct a move of the Corporations state of domicile from the State of Nevada to the State of Utah, to provide for the conversion of all issued and outstanding stock of the Corporation to be converted into the same number and class of stock following the move as were issued and outstanding prior, with all rights and privileges of each class of stock to remain the same and to increase the number of authorized shares of common stock to 500 billion shares with a stated par value of $0.0001, and;

WHEREAS, the Board has reviewed the preliminary 14C Information Report prepared by the management of the Corporation for filing with the Securities and Exchange Commission to report the taking of this action and to provide information to the shareholders regarding the proposed action;

THEREFORE BE IT RESOLVED, that the Board hereby approves, authorizes, and ratifies the publication of the preliminary 14C Information Statement setting forth the decision of the Board to carry out the move of the Corporation to the State of Utah, the increase of the number of authorized common stock to 500 billion shares with a stated par value of $0.0001 and the approval of such actions by the holders of a majority of the voting rights of the current shareholders of the Corporation having been received.

FURTHER RESOLVED, that the undersigned officers and directors of the Corporation are hereby authorized, empowered, and directed in the name and on behalf of the Corporation, to execute and deliver all such documents, instruments, schedules, forms, and certificates, to make all such payments or perform all such acts and things, and to execute and deliver all such other documents as may be necessary from time to time in order to carry out the purpose and intent of this resolution, that all of the acts and doings of any such officers that are consistent with the purpose of this resolution, are hereby authorized, approved, ratified and confirmed in all respects.  Accordingly, the above resolution is hereby unanimously adopted.

Resolution of Nexia Holdings, Inc. dated January 6, 2009.

/s/ .	/s/ .
Adrienne Bernstein, Director	Richard D. Surber, Director